SCHEDULE 14A
 (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [_]
Filed by a Party other than the Registrant    [X]
Check the appropriate box:
[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[_]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[_]    Soliciting Material Under Rule 14a-12
CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN PARTNERS FUND, LP WINTERGREEEN PARTNERS OFFSHORE MASTER FUND, LTD WINTERGREEN ADVISERS, LLC DAVID J. WINTERS ELIZABETH N. COHERNOUR EVAN H. HO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Wintergreen Advisers, LLC posted the following letter on www.enhancecto.com on April 12, 2018.

April 12, 2018

Dear Fellow Consolidated-Tomoka Shareholder,

Since the conclusion of CTO's 2017 Annual Meeting, Wintergreen has undertaken several proactive steps in an attempt to work with CTO's management, both publicly and privately, to maximize the value of CTO's shares for the benefit of all shareholders. Wintergreen's efforts have repeatedly been thwarted by CTO's management and Board. In fact, CTO's latest proxy filing has attempted to distract shareholders from the core issues regarding the company's future, performance and its egregious proposal for executive pay and bonuses.  We are greatly disappointed that the Board has elected to focus on rhetoric rather than real solutions and actions that are in the best interest of all shareholders.

Wintergreen's intentions are forthright and the majority of shareholder-friendly changes that the Company has made since 2011 were proposed and supported by Wintergreen.

In June 2017, representatives of the Company and Wintergreen met privately in New York where Wintergreen and CTO discussed the inappropriate tenor of CTO's proxy campaign leading up to the 2017 Annual Meeting.  Wintergreen demanded that CTO review and correct statements that it had made about Wintergreen, and the Company agreed to continue discussions regarding this request.  Wintergreen also asked the Company to take several immediate steps to help narrow the discount between net asset value and share price.  As a result, CTO finally began publishing a NAV estimate in its quarterly presentations, which helps to highlight the material gap between the share price and NAV.  Unfortunately, other steps that Wintergreen suggested, such as accelerating the share repurchase program, or tendering for stock, when shares are trading at a material discount to NAV, have not been enacted by CTO to a degree that is acceptable to Wintergreen.  In fact, in Q4 2017, the Company effectively abandoned the repurchase program due to a modest rise in stock price, while the material discount to NAV remained.

Following that June 2017 meeting, Laura Franklin, the recently appointed chairman of the Company's board of directors, and Wintergreen's Liz Cohernour, exchanged several emails and jointly drafted a press release that would be issued by both firms. An email from Laura Franklin on August 19, 2017 stated "You will note the statement from John in the third paragraph is the one we agreed on from the July 24th version.", which was in reference to this quote (emphasis added):  "John Albright, the Company's President and Chief Executive Officer, added "I personally regret and apologize to Wintergreen and our other shareholders for the tone of the recent proxy contest. We recognize the positive impact that Wintergreen's actions have had for the Company and we look forward to working together constructively for the betterment of all CTO shareholders."

Please visit http://www.enhancecto.com for additional information.

CTO then reversed course and reneged on the release of the press release.  It was only at this point that Wintergreen felt compelled to submit the Wintergreen Proposal to maximize value for all shareholders and to nominate three director candidates, for consideration at the Company's 2018 Annual Meeting.  Wintergreen tried to work with the Company, but CTO rebuffed our efforts which we believe has led to this proxy context.

Throughout the 2017 proxy solicitation and leading up to the 2018 annual meeting, CTO repeatedly stated that the Company was interested in "having the Company repurchase, at an appropriate price, all or a significant portion of the CTO shares held by the Fund and the other investment vehicles managed by Wintergreen Advisers."

Early in 2018, in an effort to eliminate the need for another expensive proxy contest, Wintergreen reached out to CTO to request that the Company make a written offer in response to CTO's repeated written statements on the topic.  Representatives of CTO made an initial below market offer, to which representatives of Wintergreen responded with a counter-offer that represented the average of CTO's stated NAV range, and CTO failed to continue any negotiations.  Instead, CTO chose to use Wintergreen's good faith efforts to work with the Company against Wintergreen.  We believe CTO's recent investor presentation dated April 9, 2018 mischaracterizes these conversations, and that the presentation is misleading at best and flat out untruthful and deceptive at worst.

There are clear and valid reasons why Wintergreen has submitted its shareholder proposal for CTO to evaluate all options to reduce the discount between share price and NAV to maximize value for shareholders, and nominated director candidates.  CTO's latest proxy omits the Company's intention to convert the Company to a Real Estate Investment Trust (REIT), but the Company made clear in its 2018 Annual Report and Investor Letter1 that they are working toward a REIT conversion. In the letter, CTO states:

"As discussed over the years, we have been studying the benefits of converting to a REIT…our Company should be ready for this potential conversion by the end of 2019….Obviously, if you want to know what the actual tax consequences…would be to you – contact your tax advisor.2"

Wintergreen is concerned that a REIT conversion at the end of 2019 could have significant negative tax consequences for all shareholders of CTO.  CTO would face significant hurdles to an effective REIT conversion, including recent changes in the Federal Tax Code, which reduce the corporate tax rate to 21%, and the rising interest rate environment.  When these macro factors are combined with the Company's small size and the impact that the proposed potential large increases in executive compensation and equity issuance would have on the income that the company has to distribute, it raises serious questions about the benefits of a REIT conversion.

1 2018 CTO Annual Report and Letter, Pages 4 and 5
2 2018 CTO Annual Report and Letter, Page 5

Please visit http://www.enhancecto.com for additional information.

Wintergreen believes its proposal would benefit all shareholders by reducing the discount between NAV and share price by evaluating all options for the Company.  CTO said in its proxy statement that it has benefited from the increased interest in the Daytona real estate market, which confirms our stance that there is no better time to evaluate all options for the Company.  The fact that CTO refuses to support our shareholder-friendly proposal, and indicates that if passed, it will take steps to minimize the potential distraction to management while it is being implemented3, raises serious concerns about the true interests of the Board.

CTO's current Board has failed to make a good faith effort to work with Wintergreen. If CTO had simply worked with its 27.8% beneficial owner to grant it non-control representation on the Board, there would be no need for a proxy contest or the associated expenses. Wintergreen, as the largest investor in the company, would then have the ability to work with management and Board constructively for the benefit of all shareholders, just as we have done with numerous other portfolio companies, some of which are many times larger than CTO.

The Company's ongoing reference of current directors Howard Serkin and Thomas Warlow as Wintergreen directors, is misleading. Wintergreen has not voted for these board members in years and has never had a business or personal relationship with either person.  Additionally, the appointment of Chris Haga, as an "investor representative" is preposterous to us.  His firm has been a trader in CTO's stock since its initial investment and currently holds less than half of what it owned six years ago.

The three Wintergreen nominees, Liz Cohernour, Evan Ho, and David Winters will ensure that the Company evaluates all options for maximizing value.  Wintergreen's actions have accrued to the benefit of all shareholders for over 12 years.  Unlike CEO John Albright, who sold every share awarded to him last year under the company's already generous equity plan, Wintergreen remains a long term investor; Wintergreen has not sold a single share.

We believe employees that are eligible for CTO's equity incentive plan should have identified metrics and performance criteria.  These criteria should be reviewed in light of market conditions and shareholder returns, and compared against similarly sized and structured entities in the same sector.  CTO changes its cash compensation criteria year after year, arbitrarily cherry picks a peer group (in our view, to suit its own needs), and changes the compensation advisory firm for unknown reasons.  We believe the proposed equity bonus plan (as provided to investors as Appendix B to the CTO 2018 Proxy Statement) is even more problematic, demanding no disclosed criteria for performance and providing that (emphasis added):

"the [Compensation] Committee may from time to time issue unrestricted Shares to Grantees, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine.4"

3 "control the cost of professional advisors, the distraction to management, and the potential disruption to transactions under contract." CTO 2018 Proxy, page 69
4 2018 CTO Proxy Statement, Page 86, item 9

Please visit http://www.enhancecto.com for additional information.

It is interesting to note that the forty pages in the 2018 CTO Proxy Statement describing the Election of Directors (pages 14-54) gives no indication of the potential hefty raise that would be allowed to award themselves.  From our perspective, it is egregious for a board to hide in the fine print their request for authority to increase their own compensation four- to five-times higher to as much as $300,000 per year. We believe the Board is seeking approval for massive pay increases before a potential conversion to a REIT, which the CTO states it "should be ready for…by the end of 2019.5"

Wintergreen's directors will work to ensure that management and Board compensation at CTO is fairly constructed with true metrics.  We find the removal (and, in our view, lack of proper disclosure) of these metrics in the 2018 proxy to be a further example of the disregard for shareholder value with the current Board.  As long-term shareholders may recall, it was only recently that the Company's compensation committee issued an excessive quantity of shares to CEO John Albright, in violation of plan maximums that resulted in the Company losing the tax benefit of the plan and forcing Mr. Albright to return excess shares.  It was only in 2014 where the Company added 240,000 shares to the Equity Incentive plan, which was planned to last through plan expiration in 2020, but instead only have less than 4,000 shares remaining.  CTO has a demonstrated history of rapidly expending approved shares.

We believe the current structure of CTO's executive compensation plan does not properly align executive pay with shareholder returns. The current compensation structure awards management both for the sale of low basis land in a bull market, and again for closing the same land sales.  For example, according to the Company's proxy statement filed with the SEC on March 12, 2018, 40% of the available cash incentive payout will be determined based on land transaction activity, which will be allocated 10% to the entrance into new land sale contracts and 30% will be allocated to actual gross proceeds received upon the closing of the same land sale.  As a result, for one single land transaction, management will be rewarded for entering into the contract and for the closing of the sale. Wintergreen believes that a properly designed compensation plan would compel management to work expeditiously to narrow the discount between NAV and the Company's share price – this would ensure that management's compensation was properly aligned with shareholder returns.

5 2018 CTO Annual Report and Letter, Page 5

Please visit http://www.enhancecto.com for additional information.

The Company appears to acknowledge the shortcoming of their compensation plan design by stating (emphasis added):

"While land transactions under contract is a key step in the process of monetizing our portfolio of undeveloped land, this metric is weighted only 10% in recognition of the fact that little to no benefit has been realized by the Company or its shareholders simply as a result of a new contract having been signed.6"

Wintergreen believes that if a factor has little or no realized benefit for shareholders, it should be removed as a factor for bonus criteria. We believe that shareholders have the right to expect an executive compensation policy that is transparent, accountable and aligned with our best interests.

CTO's continued refusal to meaningfully address the real issues at CTO – compensation with flawed bonus factors and no appropriate metrics, the REIT conversion, and the continued material discount to NAV - raise red flags for all shareholders.  Furthermore, shareholders should be asking why the company is paying for overpriced advisors with the mandate of protecting management and the incumbent Board.

Now is the time to seriously evaluate all options to maximize value for the Company, and Wintergreen's proposal and candidates will do exactly that – as the largest shareholder, our interests are directly aligned with all shareholders.

YOUR VOTE IS IMPORTANT FOR THE FUTURE OF CTO

VOTE THE GREEN PROXY CARD TODAY:

"FOR" WINTERGREEN'S SHAREHOLDER FOCUSED DIRECTOR CANDIDATES

"AGAINST" CTO'S EXCESSIVE EXECUTIVE COMPENSATION PLAN

"AGAINST" THE INCREASE IN SHARES AND REMOVAL OF CRITERIA IN CTO'S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

"FOR" WINTERGREEN'S PROPOSAL TO EVALUATE ALL OPTIONS TO MAXIMIZE SHAREHOLDER VALUE

6 2018 CTO Proxy Statement, Page 35

Please visit http://www.enhancecto.com for additional information.

Please visit http://www.EnhanceCTO.com regularly for the latest information about this proxy solicitation.

If you have any questions, please call Morrow Sodali LLC at
(203) 658‐9400 or toll-free at 800‐662‐5200.

Sincerely,

Liz Cohernour	David Winters
Chief Operating Officer	Chief Executive Officer
Wintergreen Advisers, LLC	Wintergreen Advisers, LLC

ADDITIONAL INFORMATION
In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are, or may be deemed to be, participants in any such proxy solicitation: Wintergreen Partners Fund, LP, Wintergreen Partners Offshore Master Fund, Ltd., Wintergreen Advisers, LLC, David J. Winters, Elizabeth N. Cohernour and Evan H. Ho.  Certain of the participants hold direct or indirect interests in securities of the Company as follows:  Wintergreen Partners Fund, LP beneficially owns 294,100 shares of common stock, Wintergreen Partners Offshore Master Fund, Ltd. beneficially owns 26,641 shares common stock, Wintergreen Advisers, LLC may be deemed to beneficially own 1,553,075 shares of common stock, David J. Winters, Wintergreen Advisers, LLC's principal, may be deemed to beneficially own 1,553,075 shares of common stock.  Additionally, each of David J. Winters, Elizabeth N. Cohernour and Evan H. Ho has an interest in being nominated and elected as a director of the Company.  Additional information regarding the participants' ownership of Shares will be set forth in the proxy statement and other materials filed with the SEC in connection with the solicitation of proxies by the participants.

WINTERGREEN ADVISERS, LLC STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement is available at no charge on the SEC's website at http://www.sec.gov. In addition, Morrow Sodali LLC will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to:

509 Madison Avenue
Suite 1608
New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200
Banks and Brokerage Firms Call: 203‐658‐9400
E-mail: wintergreen@morrowsodali.com

Please visit http://www.enhancecto.com for additional information.